AGREEMENT
                                    ---------

         THIS AGREEMENT, dated as of December 17, 2003 ("Agreement"), is made by and among NATIONAL PENN BANCSHARES, INC., a Pennsylvania corporation ("NPB"), and PEOPLES FIRST INC., a Pennsylvania corporation ("PFI").


                                   BACKGROUND
                                   ----------

         1. NPB owns directly all of the outstanding capital stock of National Penn Bank, a national banking association ("NPBank").

         2. PFI owns directly all of the outstanding capital stock of The Peoples Bank of Oxford, a Pennsylvania bank ("Peoples Bank").

         3. NPB and PFI desire for PFI to merge with and into NPB, with NPB surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and this Agreement. Promptly thereafter, NPB desires to merger Peoples Bank with and into NPBank, with NPBank surviving such merger as a wholly-owned subsidiary of NPB, in accordance with the applicable laws of the United States, the Commonwealth of Pennsylvania and this Agreement.

         4. As a condition and inducement to NPB to enter into this Agreement, the directors, certain officers and other substantial shareholders with ownership interests in excess of five percent (5%) of PFI are each concurrently executing a Letter Agreement in the form attached hereto as Exhibit 1 (the "Letter Agreement").

         5. As a condition and inducement to each of NPB and PFI to enter into this Agreement, NPB has caused NPBank to enter into agreements (the "Key Management Agreements") with George C. Mason, Hugh J. Garchinsky and Gary R. Davis (the "Key Peoples Management") regarding the terms of their engagement and employment, respectively, following consummation of the transactions contemplated hereby.

         6. Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

         7. NPB and PFI desire to provide the terms and conditions governing the transactions contemplated herein.

                                    AGREEMENT
                                    ---------

         NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I
                                    ---------

                                     GENERAL
                                     -------

         1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         Adjusted PFI Option has the meaning given to that term in Section 2.07 of this Agreement.

         Affiliate means, with respect to any corporation, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

         Aggregate Cash Consideration has the meaning given to that term in
Section 2.02(b).

         Aggregate Common Stock Consideration has the meaning given to that term in Section 2.02(b).

         Agreement means this Agreement, including any amendment or supplement hereto.

         Application means an application for regulatory approval which is required by the Contemplated Transactions.

         Articles of Merger mean the articles of merger to be executed by NPB and PFI and to be filed in the PDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania.

         Bank Merger means the merger of Peoples Bank with and into NPBank, with NPBank surviving such merger, contemplated by Section 1.03 of this Agreement.

         Bank Plan of Merger has the meaning given to that term in Section 1.03 of this Agreement.

         Banking Code means the Pennsylvania Banking Code of 1965, as amended.

         BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

         BHC Act means the Bank Holding Company Act of 1956, as amended.

         Business Day means any day other than (i) a Saturday or Sunday or (ii) a day on which NPBank is authorized or obligated by law or executive order to close.

         Cash Consideration has the meaning given to such term in Section 2.02(a)(ii) of this Agreement.

         Cash Election Shares has the meaning given to such term in Section 2.02(b)(ii).

         Closing Date means the date on which the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the Closing) has been fulfilled or waived, or as soon as practicable thereafter.

         Common Stock Consideration has the meaning given to such term in
Section 2.02(a)(i) of this Agreement.

         Common Stock Election Shares has the meaning given to such term in
Section 2.02(b)(i).

         Confidentiality Agreement means the confidentiality agreement dated November 10, 2003 between NPB and Sandler O'Neill & Partners, L.P., as agent for PFI.

         Contemplated Transactions means all of the transactions contemplated by this Agreement, including: (a) the merger of PFI with and into NPB, with NPB surviving such merger; (b) the merger of Peoples Bank with and into NPBank, with NPBank surviving such merger as a wholly-owned subsidiary of NPB; (c) the performance by NPB and PFI of their respective covenants and obligations under this Agreement; and (d) the performance by NPBank and Peoples Bank of their respective covenants and obligations under the Bank Plan of Merger.

         CRA means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

         Determination Date means the Business Day which is two (2) Business Days immediately prior to the Closing Date.

         Determination Period has the meaning given to such term in Section 2.05 of this Agreement.

         Dissenting PFI Shares has the meaning given to that term in Section
2.06 of this Agreement.

         Effective Date means the date upon which the Articles of Merger shall be filed in the PDS and shall be the same as the Closing Date or as soon thereafter as is practicable.

         Election means either a Common Stock Election, a Cash Election or a Mixed Election.

         Election Deadline means 5:00 p.m., prevailing Eastern Time, on the day that is two (2) Business Days prior to the Closing Date.

         Election Form means a form, in such form as NPB and PFI shall mutually agree, on which holders of PFI Common Stock shall make an Election.

         Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated for the protection of human health, safety or the environment, whether by type or by quantity, including any material containing any such substance as a component.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended.

         Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

         Exchange Agent means the agent designated by NPB (as soon as practicable following execution of this Agreement) to act as the exchange agent for purposes of conducting the election procedures described in Section 2.02(b) and the exchange procedure described in Section 2.08.

         Exchange Ratio means the exchange ratio set forth in Section 2.02(a)(i), as it may be adjusted pursuant to Section 2.09.

         FDIC means the Federal Deposit Insurance Corporation.

         FRB means the Federal Reserve Board.

         GAAP means accounting principles generally accepted in the United
States.

         IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         IRS means the Internal Revenue Service.

         Key Management Agreements has the meaning given to such term in the Background Section of this Agreement.

         Key Peoples Management has the meaning given to such term in the Background Section of this Agreement.

         Knowledge of NPB means the knowledge of NPB's executive officers and directors.

         Knowledge of PFI means the knowledge of PFI's executive officers and directors.

         Letter Agreement has the meaning given to such term in the Background Section of this Agreement.

         Material Adverse Effect means a material adverse effect on (a) the business, financial condition or results of operations of PFI on a consolidated basis (when such term is used in Article III hereof) or NPB on a consolidated basis (when such term is used in Article IV hereof) other than, in each case, any change, circumstance or effect relating to (i) any change in the value of the respective investment portfolios of NPB or PFI resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any change affecting the Bank Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally,
(iv) reasonable expenses (plus reasonable legal fees, costs and expenses relating to any litigation arising as a result of the Merger) incurred in connection with this Agreement and the transactions contemplated hereby, (v) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the transactions contemplated hereby (including without limitation any actions taken by PFI pursuant to Section 5.07 of this Agreement), and (vi) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party, or (b) the ability of such party to consummate the Contemplated Transactions.

         Merger means the merger of PFI with and into NPB, contemplated by this Agreement.

         Merger Consideration has the meaning given to such term in Section 2.02(a)(ii) of this Agreement.

         Mixed Election has the meaning given that term in Section 2.02(c) of this Agreement.

         NASD means the National Association of Securities Dealers, Inc.

         Nasdaq means the National Market tier of The Nasdaq Stock Market operated by the NASD.

         No-Election Shares has the meaning given to such term in Section
2.02(b).

         NPB means National Penn Bancshares, Inc., a Pennsylvania corporation.

         NPBank means National Penn Bank, a national banking association, all the outstanding capital stock of which is owned by NPB.

         NPB/NPBank Bylaws Restrictions means the provisions of the NPB and NP Bank bylaws that require the retirement of a director as of the annual meeting next following that director's reaching age 72.

         NPB Certificate has the meaning given to such term in Section 2.08(b) of this Agreement.

         NPB Common Stock means the shares of common stock, without par value, of NPB.

         NPB Disclosure Schedule means, collectively, the disclosure schedules delivered by NPB to PFI at or prior to the execution and delivery of this Agreement.

         NPB ERISA Affiliate has the meaning given to such term in Section 4.13(a) of this Agreement.

         NPB Financials means (a) the audited consolidated financial statements of NPB as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, and (b) the unaudited interim consolidated financial statements of NPB for each calendar quarter after December 31, 2002.

         NPB Market Value has the meaning given to such term in Section 2.05 of this Agreement.

         OCC means the Office of the Comptroller of the Currency.

         PDB means the Department of Banking of the Commonwealth of Pennsylvania.

         PDS means the Department of State of the Commonwealth of Pennsylvania.

         Peoples Bank means The Peoples Bank of Oxford, a Pennsylvania bank, all the outstanding capital stock of which is owned by PFI.

         Peoples Bank Board has the meaning given to that term in Section 5.07(c)(iv)(D) of this Agreement.

         Peoples Bank Board Member means a director of PFI immediately prior to the Closing Date who becomes, and on the date of determination is, a member of the Peoples Bank Board.

         Peoples Bank Division has the meaning given to that term in Section 5.07(c)(iv)(A) of this Agreement.

         PFI means Peoples First, Inc., a Pennsylvania corporation.

         PFI NPBank Nominee has the meaning given to that term in Section 5.07(c)(iii) of this Agreement.

         PFI Benefit Plan has the meaning given to that term in Section 3.12 of this Agreement.

         PFI Certificate has the meaning given to that term in Section 2.08(a) of this Agreement.

         PFI Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

         PFI Disclosure Schedule means, collectively, the disclosure schedules delivered by PFI to NPB at or prior to the execution and delivery of this Agreement.

         PFI ERISA Affiliate has the meaning given to such term in Section 3.12(a) of this Agreement.

         PFI Financials means (a) the audited consolidated financial statements of PFI as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, and (b) the unaudited interim consolidated financial statements of PFI for each calendar quarter after December 31, 2002.

         PFI Nominee has the meaning given to that term in Section 1.02(d)(i) of this Agreement.

         PFI Option has the meaning given to that term in Section 2.07 of this Agreement.

         PFI Option Plan means the stock option plan maintained by PFI immediately prior to the Effective Date.

         PFI Shareholders Meeting means the meeting of the holders of PFI Common Stock concerning the Merger pursuant to the Prospectus/Proxy Statement.

         Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of PFI Common Stock in connection with the Contemplated Transactions.

         Reallocated Cash Shares has the meaning given to that term in Section 2.02(d)(i)(C).

         Reallocated Common Stock Shares has the meaning given to that term in
Section 2.02(d)(ii)(B).

         Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the NPB Common Stock to be issued in connection with the Contemplated Transactions.

         Regulatory Agreement has the meaning given to that term in Sections
3.11 and 4.12 of this Agreement.

         Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the PDB, the OCC, the FDIC, the NASD, and the respective staffs thereof.

         Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

         Rights Agreement means the rights agreement dated August 23, 1989, as amended August 21, 1999, between NPB and NPBank, as Rights Agent.

         SEC means the Securities and Exchange Commission.

         Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

         Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

         Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

         Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

         1.02  The Merger.

         (a) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date.

         (b) The Merger. Subject to the terms and conditions of this Agreement and in accordance with the BCL, on the Effective Date:

                 (i) PFI shall merge with and into NPB;

                 (ii) the separate existence of PFI shall cease;

                 (iii) NPB shall be the surviving corporation in the Merger; and

                 (iv) all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of PFI shall be taken and deemed to be transferred to and vested in NPB, as the surviving corporation in the Merger, without further act or deed;

all in accordance with the applicable laws of the Commonwealth of Pennsylvania.

         (c) NPB's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and bylaws of NPB, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of NPB, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

         (d) NPB's Board of Directors and Officers.

                  (i) On and after the Effective Date, (A) the directors of NPB duly elected and holding office immediately prior to the Effective Date, and (B) one person (the "PFI Nominee") selected by PFI's Board of Directors and approved by NPB (which approval is hereby granted as to George C. Mason and will not otherwise be unreasonably withheld) shall be the directors of NPB, as the surviving corporation in the Merger, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of NPB. NPB shall designate the PFI Nominee as a Class I director with a term of office through April 2006 and NPB agrees to re-nominate the PFI Nominee for at least one full three-year term thereafter.

                  (ii) If the PFI Nominee, or any successor, resigns, dies or is otherwise removed from NPB's Board of Directors prior to the end of the Class I term ending April 2009, the former PFI directors who are then serving on the Peoples Bank Board, by a plurality vote, shall have the right to select the successor to such PFI Nominee, or any successor, subject to (A) compliance with the NPB/NPBank Bylaws Restrictions, (B) such person being "independent" as defined by the SEC and Nasdaq, and (C) approval of such person by NPB (which approval will not be unreasonably withheld). NPB shall take all reasonable steps to elect such successor to the NPB Board of Directors.

                  (iii) On and after the Effective Date, the officers of NPB duly elected and holding office immediately prior to the Effective Date shall be the officers of NPB, as the surviving corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of NPB.

         1.03 Bank Merger. NPB and PFI shall each use their best efforts to cause Peoples Bank to merge with and into NPBank, with NPBank surviving such merger (the "Bank Merger") as soon as practicable after the Effective Date. Concurrently with the execution of this Agreement, NPB shall cause NPBank to execute, and PFI shall cause Peoples Bank to execute, the Bank Plan of Merger attached hereto as Exhibit 2 (the "Bank Plan of Merger"). The Bank Merger shall not be effected prior to the Effective Date.


                                   ARTICLE II
                                   ----------

                 CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES
                 -----------------------------------------------

         2.01  NPB Common Stock.

         (a) Outstanding Shares. Each share of NPB Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of NPB Common Stock.

         (b) Treasury Stock. Each share of NPB Common Stock issued and held in the treasury of NPB immediately prior to the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of NPB.

         2.02  PFI Common Stock.

         (a) Conversion Alternatives. Subject to Sections 2.03, 2.04 and 2.06 below with respect to treasury stock, fractional shares and dissenting shares of PFI Common Stock, each share of PFI Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, at the election of the holder thereof:

                  (i) 1.505 shares of NPB Common Stock (the "Exchange Ratio"), including the associated rights to purchase securities pursuant to the Rights Agreement, subject to adjustment as provided in Section 2.09 below (the "Common Stock Consideration"); or

                  (ii) $49.54 in cash (the "Cash Consideration," and collectively with the Common Stock Consideration, the "Merger Consideration").

 Notwithstanding the foregoing, (i) the number of shares of PFI Common Stock to be converted into the right to receive the Common Stock Consideration on the Effective Date (the "Aggregate Common Stock Consideration") shall be equal to seventy percent (70%) of the total number of shares of PFI Common Stock issued and outstanding on the Effective Date and (ii) the number of shares of PFI Common Stock to be converted into the right to receive the Cash Consideration on the Effective Date shall be equal to thirty percent (30%) of the total number of shares of PFI Common Stock issued and outstanding on the Effective Date, minus
(x) the number of shares of PFI Common Stock, if any, with respect to which dissenters' rights have been duly exercised and (y) the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 2.04 (the "Aggregate Cash Consideration").

         (b) Election Procedures. NPB and PFI shall cause the Exchange Agent to mail an Election Form to holders of PFI Common Stocknot more than sixty (60) Business Days and not less than twenty (20) Business Days prior to the Election Deadline. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

                  (i) to elect to receive the Common Stock Consideration with respect to all or a portion of their shares of PFI Common Stock (the "Common Stock Election Shares"); or

                  (ii) to elect to receive the Cash Consideration with respect to all or a portion of their shares of PFI Common Stock (the "Cash Election Shares").

 The Exchange Agent shall use reasonable efforts to make the Election Form available to all persons who become holders of PFI Common Stock during the period between the record date for the mailing of the Election Form and the Election Deadline. Any holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form accompanied by certificates that immediately prior to the Effective Date represented issued and outstanding shares of PFI Common Stock (the "PFI Certificates") to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such PFI Certificates as set forth in such Election Form from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) provided that such PFI Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). If a holder of PFI Common Stock either: (i) does not submit a properly completed Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fails to perfect his, her or its dissenters' rights pursuant to subsection 2.06 of this Agreement, the shares of PFI Common Stock held by such holder shall be designated "No-Election Shares." Nominee record holders who hold PFI Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

For purposes of this Section 2.02, any Dissenting PFI Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Common Stock Shares.

         (c) Mixed Election. Subject to the immediately following sentence, each record holder of shares of PFI Common Stock immediately prior to the Effective Date shall be entitled to elect to receive shares of NPB Common Stock for a portion of such holder's shares of PFI Common Stock and cash for the remaining portion of such holder's shares of PFI Common Stock (the "Mixed Election"). With respect to each holder of PFI Common Stock who makes a Mixed Election, the shares of PFI Common Stock that such holder elects to be converted into the right to receive the Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares.

         (d) Effective Election. Any Election shall be properly made only if the

Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any election, modification or revocation is received, (ii) determine whether any election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither NPB, PFI nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

         (e) Allocation. The Exchange Agent shall effect the allocation among the holders of PFI Common Stock of rights to receive NPB Common Stock or cash in accordance with the Election Forms as follows:

                  (i) Aggregate Cash Consideration Undersubscribed. If the amount of cash represented by the aggregate Cash Election Shares is less than the Aggregate Cash Consideration, then:

                           (A) all Cash Election Shares (subject to Section 2.06
with respect to Dissenting PFI Shares) shall be converted into the right to receive cash;

                           (B) No-Election Shares shall be deemed to be Cash
Election Shares to the extent necessary to have the amount of cash represented by the aggregate Cash Election Shares equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent, in its sole discretion, shall determine. All remaining No-Election Shares shall thereafter be treated as Common Stock Election Shares;

                           (C) If all of the No-Election Shares are treated as
Cash Election Shares under the preceding subsection and the amount of cash represented by the aggregate Cash Election Shares remains less than the Aggregate Cash Consideration, then the Exchange Agent shall convert, on a pro rata basis described in subsection 2.02(d)(iv) below, a sufficient number of Common Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the amount of cash represented by the aggregate Cash Election Shares, including the Reallocated Cash Shares, equals the Aggregate Cash Consideration, and thereafter all Reallocated Cash Shares will be converted into the right to receive cash; and

                           (D) the Common Stock Election Shares which are not
Reallocated Cash Shares shall be converted into the right to receive NPB Common Stock.

                  (ii) Aggregate Cash Consideration Oversubscribed. If the amount of cash represented by the aggregate Cash Election Shares is more than the Aggregate Cash Consideration, then:

                           (A) all Common Stock Election Shares and No-Election
Shares shall be converted into the right to receive NPB Common Stock;

                           (B) the Exchange Agent shall convert, on a pro rata
basis described in subsection 2.02(d)(iv) below, a sufficient number of Cash Election Shares (excluding Dissenting PFI Shares) into Common Stock Election Shares ("Reallocated Common Stock Shares") such that the amount of cash represented by the remaining aggregate Cash Election Shares equals the Aggregate Cash Consideration, and thereafter all Reallocated Common Stock Shares will be converted into the right to receive NPB Common Stock; and

                           (C) the Cash Election Shares (subject to Section 2.06
with respect to Dissenting PFI Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive cash.

                  (iii) Aggregate Cash Consideration and Aggregate Common Stock Consideration Satisfied. If the amount of cash represented by the aggregate Cash Election Shares is equal to the Aggregate Cash Consideration, then subsections
(d)(i) and (ii) shall not apply, and all Cash Election shares (subject to Section 2.06 with respect to Dissenting PFI Shares) shall be converted into the right to receive cash and all Common Stock Election Shares and all No-Election Shares shall be converted into the right to receive NPB Common Stock.

                  (iv) Pro Rata Reallocations. If the Exchange Agent is required pursuant to subsection 2.02(d)(i)(C) to convert some Common Stock Election Shares into Reallocated Cash Shares, each holder of Common Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. If the Exchange Agent is required pursuant to subsection 2.02(d)(ii)(B) to convert some Cash Election Shares into Reallocated Common Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Common Stock Shares.

         2.03 Treasury Stock. Each share of PFI Common Stock issued and held in the treasury of PFI as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

         2.04 Fractional Shares. No fractional shares of NPB Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of PFI Common Stock who would otherwise be entitled to receive a fraction of a share of NPB Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the closing price of NPB Common Stock on the Closing Date.

         2.05 Market Value of NPB Common Stock. For purposes of this Agreement, the market value of a share of NPB Common Stock ("NPB Market Value") shall be deemed to be the average of the closing sale price of a share of NPB Common Stock, as reported on Nasdaq, as published in the Wall Street Journal, for the ten(10) trading days (the "Determination Period") ending on the Determination Date.

         2.06  Dissenting PFI Shareholders.

         (a) The outstanding shares of PFI Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares ("Dissenting PFI Shares") pursuant to Subchapter D of the BCL and have not effectively withdrawn or lost their dissenters' rights under the BCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of the BCL.

         (b) If any such holder of PFI Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting PFI Shares held by such holder shall be converted into a right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement. If any such holder of PFI Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting PFI Shares held by such holder shall be designate No-Election Shares and shall be converted on a share by share basis into either the right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement.

         (c) All payments in respect of Dissenting PFI Shares, if any, will be made by NPB.

         2.07  Stock Options.

         (a) On and after the Effective Date, each non-qualified stock option (each, a "PFI Option") to purchase shares of PFI Common Stock issued by PFI and outstanding on the Effective Date shall remain outstanding, subject to the following adjustments:

                  (i) each PFI Option will constitute a right to purchase a number of shares of NPB Common Stock determined in accordance with Section 2.07(a)(ii), below, at a price equal to the amount determined in accordance with
Section 2.07(a)(iii), below;

                  (ii) the number of shares of NPB Common Stock subject to each PFI Option immediately following the Effective Date will be equal to the quotient of (1) the product of the number of shares of PFI Common Stock originally subject to that option times the original exercise price of that option; divided by (2) the adjusted exercise price of that option immediately following the Effective Date, as determined in accordance with Section 2.07(a)(iii), below; and

                  (iii) the exercise price of each PFI Option immediately after the Effective Date will be equal to the quotient of: (x) the product of the closing price of NPB Common Stock on the Effect Date times the original exercise price of that option, divided by (y) $49.54 (the Cash Consideration).

         (b) Except as otherwise provided in this section, the terms and conditions of all PFI Options will not be changed and such options will remain outstanding and will be exercisable in accordance with the terms of the applicable PFI Option Plan and stock option agreement. As adjusted pursuant to this section, each PFI Option will be referred to herein as an "Adjusted PFI Option".

         (c) As soon as practicable after the Effective Date, but in no event later than ten (10) Business Days after the Effective Date, NPB shall deliver to the holders of Adjusted PFI Options appropriate notices setting forth the effect of the adjustments described in Section 2.07(a), above. NPB shall comply with the terms of the PFI Option Plan.

         (d) NPB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NPB Common Stock for delivery upon exercise of Adjusted PFI Options in accordance with this Agreement. Within ten
(10) Business Days after the Effective Date, NPB shall file a registration statement on Form S-8 (or any successor other appropriate forms), with respect to the shares of NPB Common Stock issuable upon exercise of the Adjusted PFI Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained thereon) for so long as such options remain outstanding.

         (e) With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, NPB shall administer the PFI Option Plan in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

         2.08  Surrender and Exchange of PFI Stock Certificates.

                  (a) Exchange Fund. On or prior to the Effective Date, NPB shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of PFI Common Stock, sufficient cash and certificates representing shares of NPB Common Stock to make all payments and deliveries to shareholders of PFI pursuant to this Article II. Any cash and certificates for NPB Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

         (b) Exchange Procedures for Effective Election Forms Submitted by Election Deadline. As soon as reasonably practicable after the Effective Date (and in any case no later than ten (10) Business Days thereafter), NPB shall cause the Exchange Agent to mail the Merger Consideration to shareholders of PFI who have submitted effective Election Forms prior to the Election Deadline.

         (c) Exchange Procedures in Absence of Effective Election Forms Submitted by Effective Deadline. As soon as reasonably practicable after the Effective Date (and in any case no later than ten (10) Business Days thereafter), NPB shall cause the Exchange Agent to mail to each record holder of PFI Common Stock immediately prior to the Effective Date who has not surrendered PFI Certificates representing all of the shares of PFI Common Stock owned by such holder pursuant to Section 2.02(b), a letter of transmittal which shall specify that delivery of the PFI Certificates shall be effected, and risk of loss and title to the PFI Certificates shall pass, only upon delivery of the PFI Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as NPB may reasonably specify and instructions for effecting the surrender of such PFI Certificates in exchange for the Cash Consideration and/or the Common Stock Consideration, as the case may be. Upon surrender of a PFI Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such PFI Certificate shall be entitled to receive within ten (10) Business Days thereafter and in exchange therefor (i) a certificate representing, in the aggregate, the whole number of shares of NPB Common Stock that such holder has the right to receive pursuant to this Article II and/or
(ii) a check in the amount equal to the cash that such holder has the right to receive pursuant to this Article II. No interest will be paid or will accrue on any cash payment pursuant to this Section 2.08.

         (d) Each certificate for shares of NPB Common Stock (each, a "NPB Certificate") issued in exchange for PFI Certificates pursuant to this Section
2.08 shall be dated the Effective Date and be entitled to dividends, distributions and all other rights and privileges pertaining to such shares of NPB Common Stock from the Effective Date. Until surrendered, each PFI Certificate shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration.

         (e) If a PFI Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of NPB Common Stock, NPB shall pay to the holder of such PFI Certificate cash in an amount equal to dividends payable on the shares of NPB Common Stock issued in exchange therefore and pay or deliver any other distribution to which such shareholder is entitled. No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 2.02(e) upon surrender of PFI Certificates. Notwithstanding the foregoing, no party hereto shall be liable to any holder of PFI Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as PFI Certificates are surrendered to NPB for exchange, NPB shall have the right to withhold dividends or any other distributions on the shares of NPB Common Stock issuable to such shareholder.

         (f) Upon the Effective Date, the stock transfer books for PFI Common Stock will be closed and no further transfers of PFI Common Stock will thereafter be made or recognized. All PFI Certificates surrendered pursuant to this Section 2.08 will be cancelled.

         (g) If there is a transfer of ownership of PFI Common Stock which is not registered in the transfer records of PFI, one or more NPB Certificates evidencing, in the aggregate, the proper number of shares of NPB Common Stock, a check in the proper amount of cash in lieu of any fractional shares, the per share Cash Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.08(e), as applicable and appropriate, may be issued with respect to such PFI Common Stock to such a transferee if the PFI Certificate representing such shares of PFI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

         (h) If any PFI Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed PFI Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to this Section 2.08 as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such PFI Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed PFI Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against PFI, NPB or the Exchange Agent or any other party with respect to the PFI Certificate alleged to have been lost, stolen or destroyed.

         2.09 Anti-Dilution Provisions. If NPB shall, at any time before the Effective Date:

                  (i) declare a dividend in shares of NPB Common Stock with a record date on or prior to the Closing Date;

                  (ii) combine the outstanding shares of NPB Common Stock into a smaller number of shares;

                  (iii) resolve to effect a split or subdivide the outstanding shares of NPB Common Stock with a record date on or prior to the Closing Date; or

                  (iv) reclassify the shares of NPB Common Stock;

then, in any such event, the number of shares of NPB Common Stock to be delivered to PFI shareholders who are entitled to receive shares of NPB Common Stock in exchange for shares of PFI Common Stock shall be adjusted so that each PFI shareholder shall be entitled to receive such number of shares of NPB Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if NPB shall declare a stock dividend of 3% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 3%.) In addition, in the event that, prior to the Effective Date, NPB enters into an agreement pursuant to which shares of NPB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each PFI shareholder entitled to receive shares of NPB Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.


                                   ARTICLE III
                                   -----------

                      REPRESENTATIONS AND WARRANTIES OF PFI
                      -------------------------------------

         PFI hereby represents and warrants to NPB as follows:

         3.01  Organization.

         (a) PFI is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. PFI is a bank holding company duly registered under the BHC Act. PFI has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. PFI is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material

Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

         (b) Peoples Bank is a bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Peoples Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Peoples Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

         (c) The deposits of Peoples Bank are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

         (d) PFI has no Subsidiaries other than Peoples Bank and those identified in PFI Disclosure Schedule 3.01(d).

         (e) The respective minute books of PFI and each PFI Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with normal business practice of PFI and the PFI Subsidiary.

         (f) PFI has delivered to NPB true and correct copies of the articles of incorporation and bylaws of PFI and Peoples Bank, and the articles of incorporation and bylaws of each other PFI Subsidiary, each as in effect on the date hereof.

         3.02  Capitalization.

         (a) The authorized capital stock of PFI consists of 10,000,000 shares of common stock, par value $1.00 per share ("PFI Common Stock"), of which at the date hereof 2,956,288 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and 96,920 are held as treasury shares. PFI has not issued nor is PFI bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of PFI Common Stock or any other security of PFI or any securities representing the right to vote, purchase or otherwise receive any shares of PFI Common Stock or any other security of PFI, except (i) for PFI Options for 85,950 shares of PFI Common Stock issued and outstanding under the PFI Stock Option Plan, (ii) pursuant to PFI's Dividend Reinvestment Plan, and
(iii) this Agreement.

         (b) Except as set forth in PFI Disclosure Schedule 3.02(b), PFI owns, directly or indirectly, all of the capital stock of Peoples Bank and the other PFI Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Bank Plan of Merger, there are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of Peoples Bank or any other PFI Subsidiary. Except for the PFI Subsidiaries, PFI does not possess, directly or indirectly, any material equity interest in any corporation, except for (i) equity interests in Peoples Bank's investment portfolio, (ii) equity interests held in connection with Peoples Bank's commercial loan activities and (iii) as set forth on PFI Disclosure
Schedule 3.02(b).

         (c) To the Knowledge of PFI, except as set forth on PFI Disclosure
Schedule 3.02(c) or as disclosed in PFI's proxy materials used in connection with its 2003 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of PFI Common Stock (the terms "person", "group" and "beneficial owner" are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

         3.03  Authority; No Violation.

         (a) PFI has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by PFI and the consummation by PFI of the Contemplated Transactions have been duly and validly approved by the Board of Directors of PFI and, except for approval by the shareholders of PFI as required by the BCL, no other corporate proceedings on the part of PFI are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by PFI and, subject to approval by the shareholders of PFI and subject to receipt of the required approvals of Regulatory Authorities described in
Section 4.04 hereof, constitutes the valid and binding obligation of PFI, enforceable against PFI in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

         (b) (i) The execution and delivery of this Agreement by PFI, (ii) subject to receipt of approvals from the PFI shareholders and the Regulatory Authorities referred to in Section 4.04 hereof and PFI's and NPB's compliance with any conditions contained therein, the consummation of the Merger, and (iii) compliance by PFI or any PFI Subsidiary with any of the terms or provisions hereof, do not and will not:

                           (A) conflict with or result in a breach of any
provision of the respective articles
of incorporation or bylaws of PFI or any PFI Subsidiary;

                           (B) violate any statute, rule, regulation, judgment,
order, writ, decree or injunction applicable to PFI or any PFI Subsidiary or any of their respective properties or assets; or

                           (C) except as described in PFI Disclosure Schedule
3.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PFI or any PFI Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which PFI or any PFI Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) hereof, any items which, in the aggregate, would not have a Material Adverse Effect.

         3.04 Consents. No consents or approvals of, or filings or registrations with, any public body or authority are necessary, and except as described in PFI Disclosure Schedule 3.04, no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement by PFI or the Bank Plan of Merger by Peoples Bank or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 4.04 hereof and compliance with any conditions contained therein and subject to the approval of this Agreement by the shareholders of PFI as required under the BCL, the consummation by PFI or Peoples Bank of the Contemplated Transactions.

         3.05  Financial Statements.

         (a) PFI has delivered to NPB the PFI Financials, except those pertaining to quarterly periods commencing after September 30, 2003, which it will deliver to NPB within 45 days after the end of the respective quarter. The delivered PFI Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of PFI as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

         (b) To the Knowledge of PFI and except as set forth in PFI Disclosure
Schedule 3.05(b), PFI did not, as of the date of the balance sheets referred to below,have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the PFI Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

         3.06 No Material Adverse Change. Neither PFI nor any PFI Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since September 30, 2003 which change has had a Material Adverse Effect.

         3.07  Taxes.

         (a) PFI and the PFI Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which PFI is a common parent. PFI has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, PFI and the PFI Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from PFI or any PFI Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to PFI or any PFI Subsidiary.

         (c) To the Knowledge of PFI, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon PFI or any PFI Subsidiary, nor has PFI or any PFI Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

         (d) Proper and accurate amounts have been withheld by PFI and each PFI Subsidiary from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so is not reasonably likely to have a Material Adverse Effect.

         3.08  Contracts.

         (a) Except as described in PFI Disclosure Schedule 3.08(a) or 3.12, neither PFI nor any PFI Subsidiary is a party to or subject to:

                  (i) any employment, consulting, severance, "change-in-control" or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for "at will" arrangements;

                  (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

                  (iii) any collective bargaining agreement with any labor union relating to employees;

                  (iv) any agreement which by its terms limits the payment of dividends by PFI or any PFI Subsidiary;

                  (v) except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which PFI or any PFI Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of Peoples Bank, and transactions in "federal funds", or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

                  (vi) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law;

                  (vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

                  (viii) except in the ordinary course of business, any lease for real property;

                  (ix) any contract or arrangement with any broker-dealer or investment adviser;

                  (x) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

                  (xi) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

         (b) (i) All the contracts, plans, arrangements and instruments listed in PFI Disclosure Schedule 3.08(a) or 3.12 are in full force and effect on the date hereof, and neither PFI, any PFI Subsidiary nor, to the Knowledge of PFI, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement, the termination of which will have a Material Adverse Effect.

                  (ii) Except as otherwise described in PFI Disclosure Schedule 3.08(a) or 3.12, no plan, employment agreement, termination agreement or similar agreement or arrangement to which PFI or any PFI Subsidiary is a party or by which PFI or any PFI Subsidiary may be bound:

                           (A) contains provisions which permit an employee or
an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

                           (B) provides for acceleration in the vesting of
benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of PFI or any PFI Subsidiary; or

                           (C) requires PFI or any PFI Subsidiary to provide a
benefit in the form of PFI Common Stock or determined by reference to the value of PFI Common Stock.

         3.09  Ownership of Property; Insurance Coverage.

         (a) PFI and each PFI Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by PFI or such PFI Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the PFI Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

                  (i) those items that secure liabilities for borrowed money and that are described in PFI Disclosure Schedule 3.09(a) or permitted under Article V hereof;

                  (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith;

                  (iii) liens for current taxes not yet due and payable;

                  (iv) pledges to secure deposits and other liens incurred in the ordinary course of banking business;

                  (v) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

                  (vi) dispositions and encumbrances for adequate consideration in the ordinary course of business.

PFI and each PFI Subsidiary have the right under leases of material properties used by PFI or such PFI Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

         (b) With respect to all agreements pursuant to which PFI or any PFI Subsidiary has purchased securities subject to an agreement to resell, if any, PFI or such PFI Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

         (c) PFI and each PFI Subsidiary maintain insurance in amounts considered by PFI to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither PFI nor any PFI Subsidiary has received notice from any insurance carrier that:

                  (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

                  (ii) premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

         (d) PFI and each PFI Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

         3.10 Legal Proceedings. Except as set forth in PFI Disclosure Schedule 3.10, neither PFI nor any PFI Subsidiary is a party to any, and there are no pending or, to the Knowledge of PFI, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

         (a) against PFI or any PFI Subsidiary;

         (b) to which the assets of PFI or any PFI Subsidiary are subject;

         (c) challenging the validity or propriety of any of the Contemplated Transactions; or

         (d) which could materially adversely affect the ability of PFI, Peoples Bank or any other PFI Subsidiary to perform their respective obligations under this Agreement and the Bank Plan of Merger;

except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

         3.11  Compliance with Applicable Law.

         (a) PFI and each PFI Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses nor otherwise have a Material Adverse Effect.

         (b) PFI and each PFI Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

         (c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of PFI, investigation into the business or operations of PFI or any PFI Subsidiary, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

         (d) Neither PFI nor any PFI Subsidiary has received any notification or communication from any Regulatory Authority:

                  (i) asserting that PFI or any PFI Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

                  (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PFI or any PFI Subsidiary;

                  (iii) requiring or threatening to require PFI or any PFI Subsidiary, or indicating that PFI or any PFI Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of PFI or any PFI Subsidiary, including without limitation any restriction on the payment of dividends; or

                  (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PFI or any PFI Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement");

in each case except as heretofore disclosed to NPB.

         (e) Neither PFI nor any PFI Subsidiary has received, consented to, or entered into any Regulatory Agreement, except as heretofore disclosed to NPB.

         (f) To the Knowledge of PFI, except as heretofore disclosed to NPB, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to PFI or any PFI Subsidiary would have a Material Adverse Effect.

         (g) There is no injunction, order, judgment or decree imposed upon PFI or any PFI Subsidiary or the assets of PFI or any PFI Subsidiary which has had, or, to the Knowledge of PFI, would have, a Material Adverse Effect.

         3.12  ERISA.

         (a) PFI has delivered to NPB true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements, all of which are set forth in PFI Disclosure Schedule 3.12, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of PFI or any other entity (a "PFI ERISA Affiliate") that, together with PFI, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the "PFI Benefit Plans"), together with:

                  (i) the most recent actuarial reports (if any) and financial reports relating to those PFI Benefit Plans which constitute "qualified plans" under IRC Section 401(a);

                  (ii) the most recent Form 5500 (if any) relating to such PFI Benefit Plans filed with the IRS; and

                  (iii) the most recent IRS determination letters which pertain to any such PFI Benefit Plans.

         (b) Neither PFI nor any PFI ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by PFI or any PFI ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

         (c) Neither PFI nor any PFI ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

         (d) Each PFI Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect.

         (e) There is no existing, or, to the Knowledge of PFI, contemplated, audit of any PFI Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or threatened claims by, on behalf of or with respect to any PFI Benefit Plan, or by or on behalf of any individual participant or beneficiary of any PFI Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of PFI, is there any basis for such claim.

         (f) With respect to any services which PFI or any PFI Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any PFI Benefit Plan), PFI and each PFI Subsidiary:

                  (i) have correctly computed all contributions, payments or other amounts for which it is responsible;

                  (ii) have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

                  (iii) have not breached any duty imposed by ERISA: and

                  (iv) have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

except where any such action or inaction would not have a Material Adverse
Effect.

         3.13 Brokers and Finders. Neither PFI, any PFI Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for Sandler O'Neill & Partners, L.P. ("Sandler"), whose engagement letter with PFI is included in PFI Disclosure Schedule 3.13.

         3.14  Environmental Matters.

         (a) Except as set forth on PFI Disclosure Schedule 3.14, to the Knowledge of PFI, neither PFI nor any PFI Subsidiary, nor any property owned or operated by PFI or any PFI Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on PFI Disclosure Schedule 3.14, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of PFI, threatened, or any investigation pending, relating to the liability of PFI or any PFI Subsidiary with respect to any property owned or operated by PFI or any PFI Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

         (b) Except as set forth on PFI Disclosure Schedule 3.14, to the Knowledge of PFI, no property, now or formerly owned or operated by PFI or any PFI Subsidiary or on which PFI or any PFI Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against PFI or any PFI Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

         3.15 Business of PFI. Since September 30, 2003, neither PFI nor any PFI Subsidiary has, in any material respect:

         (a) increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director, except as is permitted in Section 5.01(d);

         (b) eliminated employee benefits;

         (c) deferred routine maintenance of real property or leased premises;

         (d) eliminated a reserve where the liability related to such reserve has remained;

         (e) failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

         (f) had extraordinary reduction or deferral of ordinary or necessary expenses.

         3.16 CRA Compliance. PFI and Peoples Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, Peoples Bank has received a CRA rating of "satisfactory" or better from the FDIC. To the Knowledge of PFI, there is no fact or circumstance or set of facts or circumstances which would cause PFI or Peoples Bank to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

         3.17  Bank Merger.

         (a) Peoples Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of the Bank Plan of Merger by Peoples Bank and the consummation by

Peoples Bank of the Bank Merger have been duly and validly approved by the Board of Directors of Peoples Bank and by PFI as sole shareholder of Peoples Bank, and no other corporate proceedings on the part of Peoples Bank are necessary to consummate the Bank Merger. Subject to receipt of required approvals of Regulatory Authorities, the Bank Plan of Merger, upon its execution and delivery by Peoples Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Peoples Bank, enforceable against Peoples Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

         (b) The execution and delivery of the Bank Plan of Merger and the consummation of the Bank Merger will not:

                  (i) conflict with or result in a breach of any provision of the respective articles of incorporation or bylaws of PFI or Peoples Bank;

                  (ii) subject to receipt of required Regulatory Approvals, violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to PFI or Peoples Bank or any of their respective properties or assets; or

                  (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of PFI or Peoples Bank under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which PFI or Peoples Bank is a party, or by which they or any of their respective properties or assets may be bound or affected;

excluding from clauses (ii) and (iii) any such items which, in the aggregate, would not have a Material Adverse Effect.

         3.18  Information to be Supplied.

         (a) The information supplied by PFI for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of PFI, and up to and including the date of the PFI Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

         (b) The information supplied by PFI for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

         3.19  Related Party Transactions.

         (a) Except as set forth on PFI Disclosure Schedule 3.19, or as is disclosed in the footnotes to the PFI Financials, as of the date hereof, neither PFI nor any PFI Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of PFI or any PFI Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Except as set forth in PFI Disclosure Schedule 3.19, as of the date hereof, no loan or credit accommodation to any PFI Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect. To the Knowledge of PFI, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

         3.20 Loans. All loans reflected as assets in the PFI Financials are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect.

         3.21 Allowance for Loan Losses. The allowance for loan losses shown, and to be shown, on the balance sheets contained in the PFI Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

         3.22 Reorganization. As of the date hereof, PFI does not have any reason to believe that the Merger will fail to qualify as a reorganization under
Section 368(a) of the IRC.

         3.23 Fairness Opinion. PFI has received an oral opinion from Sandler to the effect that, as of the date hereof, the consideration to be received by shareholders of PFI pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

         3.24  Securities Documents.  PFI has delivered to NPB copies of:

         (a) PFI's annual reports on SEC Form 10-K for the years ended December 31, 2002 and 2001;

         (b) PFI's quarterly report on SEC Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

         (c) all other reports, registration statements and filings of PFI filed with the SEC since January 1, 2003; and

         (d) PFI's proxy materials used in connection with its meetings of shareholders held in 2003 and 2002.

Such reports and proxy materials complied, in all material respects, and all future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto, and all such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

         3.25 Quality of Representations. To the Knowledge of PFI, no representation made by PFI in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.


                                   ARTICLE IV
                                   ----------

                      REPRESENTATIONS AND WARRANTIES OF NPB
                      -------------------------------------

         NPB hereby represents and warrants to PFI as follows:

         4.01  Organization.

         (a) NPB is a corporation duly incorporated, organized and subsisting under the laws of the Commonwealth of Pennsylvania. NPB is a bank holding company duly registered under the BHC Act of 1956, as amended. NPB has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. NPB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

         (b) NPBank is a national banking association duly organized and validly existing under the laws of the United States. NPBank has the corporate power to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. NPBank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

         (c) The deposits of NPBank are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

         (d) NPB has no Subsidiaries other than those identified in NPB Disclosure Schedule 4.01(d).

         (e) The respective minute books of NPB and each NPB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of NPB and the NPB Subsidiary.

         (f) NPB has delivered to PFI true and correct copies of the respective articles of incorporation, articles of association and bylaws of NPB and NPBank, as in effect on the date hereof.

         4.02  Capitalization.

         (a) The authorized capital stock of NPB consists of (a) 62,500,000 shares of common stock, without par value ("NPB Common Stock"), of which, as of December 15, 2003, 45,806 shares are validly issued and held by NPB as treasury stock and 24,213,107 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (b) 1,000,000 shares of preferred stock, without par value, of which none are issued. NPB has not issued nor is NPB bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of NPB Common Stock or any other security of NPB or any securities representing the right to vote, purchase or otherwise receive any shares of NPB Common Stock or any other security of NPB, except (i) for options to acquire shares of NPB Common Stock issued under NPB's various stock option plans, (ii) pursuant to NPB's employee stock purchase plan, dividend reinvestment plan and directors' fee plan, (iii) pursuant to the Rights Agreement, and (iv) this Agreement.

         (b) NPB owns, directly or indirectly, all of the capital stock of NPBank and the other NPB Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of NPBank or any other NPB Subsidiary. Except for the NPB Subsidiaries, NPB does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests in the investment portfolios of NPB's Subsidiaries, equity interests held by NPB's Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of NPB's Subsidiaries.

         4.03  Authority; No Violation.

         (a) NPB has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by NPB and the consummation by NPB of the Contemplated Transactions (including, without limitation, the issuance of the Adjusted PFI Options) have been duly and validly approved by the Board of Directors of NPB by unanimous vote and no other corporate proceedings on the part of NPB are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by NPB and, subject to receipt of the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of NPB, enforceable against NPB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

         (b) (i) The execution and delivery of this Agreement by NPB, (ii) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 4.04 hereof and NPB's and PFI's compliance with any conditions contained therein, the consummation of the Contemplated Transactions, and (iii) compliance by NPB or any NPB Subsidiary with any of the terms or provisions hereof, do not and will not:

                           (A) conflict with or result in a breach of any
provision of the respective articles of incorporation, articles of association or bylaws of NPB or any NPB Subsidiary;

                           (B) violate any statute, rule, regulation, judgment,
order, writ, decree or injunction applicable to NPB or any NPB Subsidiary or any of their respective properties or assets; or

                           (C) violate, conflict with, result in a breach of any
provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NPB or any NPB Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which NPB or any NPB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) any such items which, in the aggregate, would not have a Material Adverse Effect.

         4.04 Consents. Except for consents and approvals of, or filings with, the SEC, the FRB, the OCC, the PDB, the NASD and state securities or "blue sky" authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary in connection with the execution and delivery of this Agreement by NPB or the consummation of the Contemplated Transactions.

         4.05  Financial Statements.

         (a) NPB has delivered to PFI the NPB Financials, except those pertaining to quarterly periods commencing after September 30, 2003, which it will deliver to PFI within 45 days after the end of the respective quarter. The delivered NPB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of NPB as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, and, in the case of interim period financial statements, which are subject to normal year-end adjustments and footnotes thereto.

         (b) To the Knowledge of NPB, NPB did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the NPB Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

         4.06 No Material Adverse Change. Neither NPB nor any NPB Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since September 30, 2003 which change has had a Material Adverse Effect.

         4.07  Taxes.

         (a) NPB and the NPB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which NPB is the common parent. NPB has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, NPB and the NPB Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from NPB or any NPB Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) To the Knowledge of NPB, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon NPB or any NPB Subsidiary, nor has NPB or any NPB Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

         (c) Proper and accurate amounts have been withheld by NPB and each NPB Subsidiary from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so is not reasonably likely to have a Material Adverse Effect.

         4.08 Contracts. Except as described on NPB Disclosure Schedule 4.08, neither NPB nor any NPB Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by NPB or any NPB Subsidiary, or (ii) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law.

         4.09  Ownership of Property; Insurance Coverage.

         (a) NPB and each NPB Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by NPB or such NPB Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the NPB Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

                  (i) those items that secure liabilities for borrowed money and that are described in NPB Disclosure Schedule 4.08 or permitted under Article V hereof;

                  (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith;

                  (iii) liens for current taxes not yet due and payable;

                  (iv) pledges to secure deposits and other liens incurred in the ordinary course of banking business;

                  (v) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

                  (vi) dispositions and encumbrances for adequate consideration in the ordinary course of business.

NPB and each NPB Subsidiary have the right under leases of material properties used by NPB or such NPB Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

         (b) With respect to all agreements pursuant to which NPB or any NPB Subsidiary has purchased securities subject to an agreement to resell, if any, NPB or such NPB Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

         (c) NPB and each NPB Subsidiary maintain insurance in amounts considered by NPB to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither NPB nor any NPB Subsidiary has received notice from any insurance carrier that:

                  (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

                  (ii) premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

         (d) NPB and each NPB Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

         4.10 Financing. At the Effective Date, NPB will have available cash sufficient to pay the amounts required to be paid to PFI shareholders pursuant to this Agreement and shares available and reserved to pay the Common Stock Consideration, upon consummation of the Merger.

         4.11 Legal Proceedings. Neither NPB nor any NPB Subsidiary is a party to any, and there are no pending or, to the Knowledge of NPB, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

         (a) against NPB or any NPB Subsidiary;

         (b) to which the assets of NPB or any NPB Subsidiary are subject;

         (c) challenging the validity or propriety of any of the Contemplated Transactions; or

         (d) which could materially adversely affect the ability of NPB or any other NPB Subsidiary to perform their respective obligations under this Agreement and the Bank Plan of Merger;

except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

         4.12  Compliance with Applicable Law.

         (a) NPB and each NPB Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect.

         (b) NPB and each NPB Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

         (c) No Regulatory Authority has initiated any proceeding or, to the Knowledge of NPB, investigation into the businesses or operations of NPB or any of its Subsidiaries, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

         (d) Neither NPB nor any NPB Subsidiary has received any notification or communication from any Regulatory Authority:

                  (i) asserting that NPB or any NPB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

                  (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to NPB or any NPB Subsidiary;

                  (iii) requiring or threatening to require NPB or any NPB Subsidiary, or indicating that NPB or any NPB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of NPB or any NPB Subsidiary, including without limitation any restriction on the payment of dividends; or

                  (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of NPB or any NPB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement");

in each case except as heretofore disclosed to PFI.

         (e) Neither NPB nor any NPB Subsidiary has received, consented to, or entered into any Regulatory Agreement except as heretofore disclosed to PFI.

         (f) To the Knowledge of NPB, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to NPB or any NPB Subsidiary would have a Material Adverse Effect.

         (g) There is no injunction, order, judgment or decree imposed upon NPB or any NPB Subsidiary or the assets of NPB or any NPB Subsidiary which has had, or, to the Knowledge of NPB, would have, a Material Adverse Effect.

         4.13  ERISA.

         (a) NPB has delivered to PFI true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements, all of which are set forth in NPB Disclosure Schedule 4.13, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of NPB or any other entity (an "NPB ERISA Affiliate") that, together with NPB, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the "NPB Benefit Plans"), together with:

                  (i) the most recent actuarial reports (if any) and financial reports relating to those NPB Benefit Plans which constitute "qualified plans" under IRC Section 401(a);

                  (ii) the most recent Form 5500 (if any) relating to such NPB Benefit Plans filed by them, respectively, with the IRS; and

                  (iii) the most recent IRS determination letters which pertain to any such NPB Benefit Plans.

         (b) Neither NPB nor any NPB ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by NPB or any NPB ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

         (c) Neither NPB nor any NPB ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

         (d) Each NPB Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect.

         (e) There is no existing, or, to the Knowledge of NPB, contemplated, audit of any NPB Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or threatened claims by, on behalf of or with respect to any NPB Benefit Plan, or by or on behalf of any individual participant or beneficiary of any NPB Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of NPB, is there any basis for such claim.

         (f) With respect to any services which NPB or any NPB Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any NPB Benefit Plan), NPB and each NPB Subsidiary:

                  (i) have correctly computed all contributions, payments or other amounts for which it is responsible;

                  (ii) have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

                  (iii) have not breached any duty imposed by ERISA: and

                  (iv) have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

except where any such action or inaction would not have a Material Adverse
Effect.

         4.14 Brokers and Finders. Neither NPB, any NPB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Griffin Financial Group LLC ("Griffin") whose engagement letter with NPB is included in NPB Disclosure Schedule 4.14.

         4.15  Environmental Matters.

         (a) Except as set forth on NPB Disclosure Schedule 4.15, to the Knowledge of NPB, neither NPB, any NPB Subsidiary, nor any property owned or operated by NPB or any NPB Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on NPB Disclosure Schedule 4.15, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of NPB, threatened, or any investigation pending, relating to the liability of NPB or any NPB Subsidiary with respect to any property owned or operated by NPB or any NPB Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

         (b) Except as set forth on NPB Disclosure Schedule 4.15, to the Knowledge of NPB, no property, now or formerly owned or operated by NPB or any NPB Subsidiary or on which NPB or any NPB Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu or foreclosure, has been listed or proposed for listing on the National Priority List under CERCLA on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against NPB or any NPB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

         4.16 Business of NPB. Since September 30, 2003, neither NPB nor any NPB Subsidiary has, in any material respect:

         (a) increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director;

         (b) eliminated employee benefits;

         (c) deferred routine maintenance of real property or leased premises;

         (d) eliminated a reserve where the liability related to such reserve has remained;

         (e) failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

         (f) had extraordinary reduction or deferral of ordinary or necessary expenses.

         4.17 CRA Compliance. NPB and NPBank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, NPBank has received a CRA rating of "satisfactory" or better from the OCC. To the Knowledge of NPB, there is no fact or circumstance or set of facts or circumstances which would cause NPBank to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

         4.18 Allowance for Loan Losses. The allowance for loan losses shown, and to be shown, on the balance sheets contained in the NPB Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

         4.19  Bank Merger.

         (a) NPBank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of the Bank Plan of Merger by NPBank and the consummation by NPBank of the Bank Merger have been duly and validly approved by the Board of Directors of NPBank and by NPB as sole shareholder of NPBank, and no other corporate proceedings on the part of NPBank are necessary to consummate the Bank Merger. Subject to receipt of required approvals of Regulatory Authorities, the Bank Plan of Merger, upon its execution and delivery by NPBank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of NPBank, enforceable against NPBank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

         (b) The execution and delivery of the Bank Plan of Merger and the consummation of the Bank Merger will not:

                  (i) conflict with or result in a breach of any provision of the respective articles of incorporation or association or bylaws of NPB or NPBank;

                  (ii) subject to receipt of required approvals of Regulatory Authorities, violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to NPB or NPBank or any of their respective properties or assets; or

                  (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of NPB or NPBank under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which NPB or NPBank is a party, or by which they or any of their respective properties or assets may be bound or affected;

excluding from clauses (ii) and (iii) any such items which, in the aggregate, would not have a Material Adverse Effect.

         4.20  Information to be Supplied.

         (a) The information supplied by NPB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, as of the date the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of

PFI, and up to and including the date of the PFI Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

         (b) The information supplied by NPB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

         4.21  Related Party Transactions.

         (a) Except as set forth on NPB Disclosure Schedule 4.21 or in the footnotes to the NPB Financials, as of the date hereof, neither NPB nor any NPB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of NPB or any NPB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other "persons" (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Except as set forth in NPB Disclosure Schedule 4.21, as of the date hereof, no loan or credit accommodation to any Affiliate of NPB or any NPB Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect. To the Knowledge of NPB, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

         4.22 Loans. All loans reflected as assets in the NPB Financials are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect.

         4.23 Reorganization. As of the date hereof, NPB does not have any reason to believe that the Merger will fail to qualify as a reorganization under
Section 368(a) of the IRC. NPB shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

         4.24 Fairness Opinion. NPB has received an oral opinion from Griffin to the effect that, as of the date hereof, the consideration to be paid by NPB pursuant to this Agreement is fair, from a financial point of view, to NPB and the NPB Shareholders.

         4.25 NPB Common Stock. The shares of NPB Common Stock to be issued and delivered to PFI shareholders in accordance with this Agreement, and the shares of NPB Common Stock issuable pursuant to the Adjusted PFI Options, when so issued and delivered, will be validly authorized and issued and fully paid and non-assessable, and no shareholder of NPB shall have any pre-emptive right with respect thereto.

         4.26  Securities Documents.  NPB has delivered to PFI copies of:

         (a) NPB's annual reports on SEC Form 10-K for the years ended December 31, 2001 and 2002;

         (b) all other reports, registration statements and filings of NPB filed with the SEC since January 1, 2003; and

         (c) NPB's proxy materials used in connection with its meetings of shareholders held in 2002 and 2003.

Such reports and proxy materials complied, in all material respects, and any future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto. All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

         4.27 Rights Agreement. No event or circumstance has occurred resulting in, and the execution of this Agreement by NPB will not result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in NPB Common Stock or enable or allow any right or other interest associated with the Rights Agreement to be exercised, distributed or triggered.

         4.28 "Well Capitalized". NPB and NPBank are "well capitalized" within the meaning of the FRB's and OCC's regulations, respectively. NPB and NPBank will be "well capitalized" on the Closing Date.

         4.29 Quality of Representations. To the Knowledge of NPB, no representation made by NPB in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                                    ARTICLE V
                                    ---------

                            COVENANTS OF THE PARTIES
                            ------------------------

         5.01 Conduct of PFI's Business. Through the Closing Date, PFI shall, and shall cause each PFI Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of NPB. PFI shall, and shall cause each PFI Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of PFI or the PFI Subsidiaries and others with whom business relationships exist, provided that non-customer contact job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired, in each case without the prior written consent of NPB. PFI shall have the right to replace customer contact employees in the ordinary course of business consistent with past practice. Through the Closing Date, except as otherwise consented to in writing by NPB (such consent shall not be unreasonably withheld) or as permitted by this Agreement, PFI shall not, and shall not permit any PFI Subsidiary to:

         (a) change any provision of its articles of incorporation or of its bylaws;

         (b) change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of PFI capital stock; except that:

                  (i) PFI may issue shares of PFI Common Stock upon the valid exercise of any PFI Options issued and outstanding on the date hereof, but excluding any options where the exercise thereof would breach a signed Letter Agreement;

                  (ii) PFI may declare and pay quarterly cash dividends at a rate of $0.17 per share each quarter until the Closing Date in accordance with past practice;
                  (iii) PFI may declare and pay a special 2003 year-end dividend in an amount not to exceed $0.10 per share; and

                  (iv) subject to applicable regulatory restrictions, if any, Peoples Bank may pay cash dividends to PFI sufficient for PFI to fund any dividend by PFI permitted hereunder,

         (c) grant any severance or termination pay, other than pursuant to policies or agreements of PFI or any PFI Subsidiary in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, "change-in-control" or termination contract or arrangement with, any officer, director, employee, independent contractor, agent or other person associated with PFI or any PFI Subsidiary;

         (d) grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with PFI or any PFI Subsidiary, except for:

                  (i) routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions, all in accordance with past practice; provided, however, that such pay increases and raises shall not exceed five percent (5%) in the aggregate; and

                  (ii) annual bonuses in the ordinary course for 2003, determined consistently with past practice, to be payable on or before December 31, 2003, to persons designated by PFI and approved by NPB (which approval shall not be unreasonably withheld); and

                  (iii) annual bonuses in the ordinary course for 2004, determined consistently with past practice but pro-rated to the Closing Date, to be payable on or immediately prior to the Closing Date, to persons designated by PFI and approved by NPB (which approval shall not be unreasonably withheld); and

                  (iv) retention bonuses on account of the Contemplated Transactions granted in good faith reasonable amounts not to exceed $250,000 in the aggregate and to be payable to persons designated by PFI and approved by NPB (which approval shall not be unreasonably withheld) not earlier than 30 days, nor later than 45 days, after the operational merger of Peoples Bank and NPBank (including conversion of PFI's computer system), which operational merger NPB presently anticipates will occur within sixty (60) days of the Effective Date;

         (e) merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

         (f) sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

         (g) take any action which would result in any of the conditions set forth in Article VI hereof not being satisfied;

         (h) change any method, practice or principle of accounting, except as required by changes in GAAP concurred in by its independent certified public accountants; or change any assumption underlying, or any method of calculation of, depreciation of any type of asset or establishment of any reserve;

         (i) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

         (j) implement any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law;

         (k) amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

         (l) enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

         (m) enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

         (n) take any action that would give rise to a right of payment to any individual under any employment agreement, except (i) in the ordinary course of business consistent with past practice, and (ii) for the execution of this Agreement;

         (o) purchase any security for its investment portfolio (i) rated less than "AAA" by either Standard & Poor's Corporation or Moody's Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

         (p) except as set forth on PFI Disclosure Schedule 5.01(p), make any capital expenditure of $100,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted expenditure by PFI of more than $75,000, or extending beyond twelve (12) months from the date hereof;

         (q) take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

         (r) agree to do any of the foregoing.

         5.02  Access; Confidentiality.

         (a) Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries' businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

         (b) Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party's normal operations and customer and employee relationships. Neither PFI, NPB, nor any of their respective subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

         (c) All information furnished to NPB or PFI by the other in connection with the Contemplated Transactions, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

         5.03  Regulatory Matters.  Through the Closing Date:

         (a) NPB and PFI shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions. NPB and PFI shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

         (b) PFI and NPB shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the Contemplate Transactions.

         (c) PFI and NPB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, such information shall be accurate and complete in all material respects. In connection therewith, PFI and NPB shall use their reasonable good faith efforts to provide each other certificates, "comfort" letters and other documents reasonably requested by the other.

         5.04 Taking of Necessary Actions. Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.

         5.05 No Solicitation. PFI shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

         (a) initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal (as defined herein);

         (b) enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

         (c) agree to or endorse any Acquisition Proposal.

PFI shall (unless it believes, after consultation with its counsel, that such notification would violate the PFI Board of Directors' fiduciary duties) notify NPB as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive; provided, however, that, notwithstanding anything to the contrary contained in this Agreement:

                  (i) PFI may furnish or cause to be furnished confidential and non-public information concerning PFI and its businesses, properties or assets to a third party;

                  (ii) PFI may engage in discussions or negotiations with a third party;

                  (iii) following receipt of an Acquisition Proposal, PFI may take and disclose to its shareholders a position with respect to such Acquisition Proposal; and/or

                  (iv) following receipt of an Acquisition Proposal, the PFI Board of Directors may withdraw or modify its recommendation of the Merger;

but in respect of the foregoing clauses (i) through (iv) only if the PFI Board of Directors shall conclude in good faith after consultation with its legal and financial advisors, that failure to do so would result in a breach by such directors of their fiduciary duties to PFI's shareholders.

As used herein, the term "Acquisition Proposal" means the public announcement of a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for: (A) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of PFI, any PFI Subsidiary, or any other business combination involving PFI or any PFI Subsidiary; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of PFI Common Stock or the then outstanding shares of common stock of any PFI Subsidiary.

         5.06 Update of Disclosure Schedules. Through the Closing Date, PFI shall update the PFI Disclosure Schedule, and NPB shall update the NPB Disclosure Schedule, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

         5.07  Other Undertakings by NPB and PFI.

         (a) Undertakings of PFI.

                  (i) Shareholder Approval. PFI shall submit this Agreement to its shareholders for approval at a meeting (the "PFI Shareholders Meeting") with the recommendation (unless it believes, after consultation with its legal counsel, that such recommendation would violate the PFI Board of Directors' fiduciary duties) of its Board of Directors to such shareholders to approve this Agreement. The PFI Shareholders Meeting may, in PFI's sole discretion, be held after all consents of any Regulatory Authorities have been obtained. If any such consent has not been obtained prior to the date established in the Prospectus/Proxy Statement for such meeting, such meeting may be postponed or adjourned at the sole discretion of PFI. The PFI Shareholders Meeting shall be held not later than 45 days after all consents of Regulatory Authorities have been received and all other conditions have been satisfied or waived (other than those conditions which are to be fulfilled at the Closing).

                  (ii) Updated Fairness Opinion. PFI shall use its reasonable best efforts to obtain an updated written opinion from Sandler to the effect that the consideration to be received by shareholders of PFI pursuant to this Agreement is fair, from a financial point of view, to such shareholders, dated not more than ten days prior to the date of mailing of the Prospectus/Proxy Statement to the shareholders of PFI, for inclusion in such Prospectus/Proxy Statement.

                  (iii) Phase I Environmental Audit. PFI shall permit NPB, if NPB elects to do so, at its own cost and expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by PFI or any PFI Subsidiary. NPB must commence a "phase I environmental audit" within sixty (60) days of the date of this Agreement or NPB's right to perform such an audit shall be waived.

                  (iv) Dividend Reinvestment Plan. Within ten days after the date of this Agreement, PFI shall suspend, effective the date of this Agreement and through the earlier of the Closing Date or the termination of this Agreement, the operation of PFI's Dividend Reinvestment Plan.

         (b) Undertakings of NPB and PFI.

                  (i) Filings and Approvals. NPB and PFI shall cooperate with each other in the preparation and filing, as soon as practicable, of:

                           (A)  the Applications;

                           (B) the Registration Statement (including the
Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger; and

                           (C) all other documents necessary to obtain any other
approvals and consents required to effect consummation of the Contemplated Transactions.

                  (ii) Public Announcements. NPB and PFI shall agree upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

                  (iii) Maintenance of Insurance. NPB and each NPB Subsidiary, and PFI and each PFI Subsidiary, shall maintain insurance in such amounts as NPB and PFI, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries' properties and the nature of its and their respective Subsidiaries' businesses.

                  (iv) Maintenance of Books and Records. NPB and each NPB

Subsidiary, and PFI and each PFI Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

                  (v) Taxes. NPB and each NPB Subsidiary, and PFI and each PFI Subsidiary, shall file all federal, state, and local tax returns required to be filed by it on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

                  (vi) Integration Team. NPB and PFI shall cooperate with each other in the selection of an integration team, which team shall plan and implement an orderly, cost-effective consolidation of Peoples Bank's back room operations presently located in Oxford, Pennsylvania, into NP Bank's operations in Boyertown, Pennsylvania. Consistent with PFI maintaining its independent status prior to the Effective Date, NPB will provide sufficient resources and personnel to effectively guide the integration team.

                  (vii) Outside Service Bureau Contracts. NPB and PFI shall cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate any contract or arrangement PFI or any PFI Subsidiary may have with an outside service bureau or other vendor of services and substitute a contract or arrangement between NPB or any NPB Subsidiary (as NPB shall elect) and PFI for the provision of similar services to PFI or any PFI Subsidiary on terms and conditions mutually acceptable to PFI and NPB.

                  (viii) In-House Operations. NPB and PFI shall, subject to applicable legal requirements, cooperate with each other, and if mutually agreed in the interest of an orderly, cost-effective consolidation of operations, terminate any in-house back office, support, processing or other operational activities or services of PFI or any PFI Subsidiary, including without limitation accounting, loan processing and deposit services, and substitute a contract or arrangement between NPB or any NPB Subsidiary (as NPB shall select) and PFI for the provision of similar services to PFI or any PFI Subsidiary on terms and conditions mutually acceptable to PFI and NPB.

                  (ix) Delivery of Financial Statements. NPB and PFI shall each deliver to the other, as soon as practicable after the end of each month and after the end of each calendar quarter prior to the Effective Date, commencing with the month ended December 31, 2003, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income for the periods then ended, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

                  (x) Delivery of SEC Documents. NPB and PFI shall each deliver to the other copies of all reports filed with the SEC under the Exchange Act promptly upon the filing thereof.

         (c) Undertakings of NPB.

                  (i) Employees, Severance Policy.

                           (A) Subject to NPB's usual personnel and
qualification policies, NPB will endeavor to continue the employment of all current non-management employees of PFI in positions that will contribute to the successful performance of the combined organization. More specifically, NPB will, after consultation with George C. Mason and Hugh J. Garchinsky, prior to or soon after the Closing Date, inform each PFI employee of the likelihood of such employee having continued employment with NPB, NPBank or any other NPB Subsidiary following the Closing, and will permit any PFI employee to apply for any employment position posted as available with NPB, NPBank or any other NPB Subsidiary. NPB will give any PFI applicant priority consideration. Where there is a coincidence of responsibilities, NPB will try to reassign the affected individual to a needed position that utilizes the skills and abilities of the individual. If that is impracticable or if NPB elects to eliminate a position or does not offer the employee comparable employment (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level in a work location within twenty five (25) miles of the employee's then current work location with PFI), NPB will make severance payments to the displaced employee as set forth in this Section 5.07(c)(i).

                           (B) Subject to the following minimum and maximum
benefits, NPB will grant an eligible employee two weeks of severance pay (at his then current pay rate) for each year of an employee's service with PFI or any PFI Subsidiary prior to the employment termination date. The minimum benefit shall be eight weeks' salary for full-time employees, which will be pro-rated for part-time employees. The maximum severance benefit will be 26 weeks' salary.

                           (C) All employees of PFI or of any PFI Subsidiary on
the date hereof will be eligible for severance benefits set forth in this
Section 5.07(c)(i), except that:

                                    (1) No employee of PFI or of any PFI
Subsidiary who shall receive any payment or benefit pursuant to any "change in control" agreement or similar plan or right shall be eligible for any severance benefits; and

                                    (2) No employee of PFI or of any PFI
Subsidiary with an operating systems conversion support role of any kind shall be eligible for any severance benefits unless such employee continues in employment for 30 days following the actual consolidation and conversion of Peoples Bank's operating systems with and into NPBank's operating systems, which, as of the date hereof, is scheduled to be completed not later than sixty days after the Effective Date.

                           (D) Each person eligible for severance benefits will
remain eligible for such benefits if his or her employment is terminated, other than for "cause", within twelve months after the Effective Date. Any person whose employment with NPB or any NPB Subsidiary is terminated without "cause" after twelve months from the Effective Date shall receive such severance benefit from NPB or such NPB Subsidiary as is provided for in NPB's general severance policy for such terminations (with full credit being given for each year of service with PFI or any PFI Subsidiary).

                           (E) For purposes of this Section 5.07(c)(i), "cause"
means the employer's good faith reasonable belief that the employee (1) committed fraud, theft or embezzlement; (2) falsified corporate records; (3) disseminated confidential information concerning customers, NPB, any NPB Subsidiary or any of its or their employees in violation of any applicable confidentiality agreement or policy; (4) had documented unsatisfactory job performance under NPB's dismissal policy; or (5) violated NPB's Code of Conduct. The foregoing definition of "cause" is the definition of "cause" used by NPB and its Subsidiaries in the ordinary course of its business.

                  (ii)  Employee Benefits.

                           (A) As of the Effective Date, each employee of PFI or
of any PFI Subsidiary who becomes an employee of NPB or of any NPB Subsidiary shall be entitled to full credit for each year of service with PFI of the PFI Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual, in NPB's, or as appropriate, in the NPB Subsidiary's, employee benefit plans, programs and policies. NPB shall use the original date of hire by PFI or a PFI Subsidiary in making these determinations.

                           (B) The employee benefits provided to former
employees of PFI or a PFI Subsidiary after the Effective Date shall be reasonably equivalent in the aggregate to the employee benefits provided by NPB or its Subsidiaries to their similarly situated employees. The medical, dental and life insurance plans, programs or policies, if any, that become applicable to former employees of PFI or any PFI Subsidiary shall not contain any exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents.

                           (C) NPB shall, or shall cause NP Bank to, honor the
supplemental retirement benefit plans for George C. Mason and Carl R. Fretz, and honor the change in control agreements among PFI, Peoples Bank and Scott W. Gundaker and Susan H. Reeves, as in effect on the date hereof.

                           (D) Subject to the other provisions of this Section
5.07(c)(ii) and Section 2.07, after the Effective Date, NPB may discontinue, amend, convert to, or merge with, an NPB or NPB Subsidiary plan any PFI Benefit Plan, subject to such plan's provisions and applicable law.

                  (iii) Election of NPBank Directors.

                           (A) Upon consummation of the Bank Merger and subject
to compliance with all applicable legal requirements, NPB shall cause NPBank to elect one person selected by PFI's Board of Directors and approved by NPB (which approval is hereby granted as to Hugh J. Garchinsky and will not otherwise be unreasonably withheld) (a "PFI NPBank Nominee") as a director of NPBank, effective the effective date of the Bank Merger, to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of association and bylaws of NPBank; and NPB and NPBank shall take all steps necessary to insure that the PFI NPBank Nominee is re-elected to NPBank's Board of Directors for each of the three years following the effective date of the Bank Merger if such person is in office as director of NPBank on the annual election dates.

                           (B) If the PFI NPBank Nominee, or any successor,
resigns, dies or is otherwise removed from NPBank's Board of Directors prior to the end of the third one-year term, the former PFI directors who are then serving on the Peoples Bank Board, by a plurality vote, shall have the right to select the successor to such PFI NPBank Nominee, or any successor, subject to
(A) compliance with the NPB/NPBank Bylaws Restrictions, (B) such person being "independent" as defined by the SEC and Nasdaq, and (C) approval of such person by NPB (which approval will not be unreasonably withheld). NPB shall take all reasonable steps to elect such successor to the NPBank Board of Directors.

                  (iv) PFI Division, PFI Board.

                           (A) Upon consummation of the Contemplated
Transactions, NPB shall cause NPBank to establish and operate a separate banking division called "Peoples Bank of Oxford, a Division of National Penn Bank" (the "Peoples Bank Division"). Subject to the next sentence, the Peoples Bank Division will consist of all Peoples Bank's present community offices and two additional high profile community offices to be opened by the Peoples Bank Division within the four years following the Effective Date unless otherwise mutually agreed by the Peoples Bank Board. Notwithstanding the foregoing, the Georgetown office of Peoples Bank will be combined with the Georgetown office of NPBank's HomeTowne Heritage Bank division, and the combined office will become and remain part of the HomeTowne Heritage Bank Division.

                           (B) NPB will utilize the Peoples Bank Division in the
further expansion of its business in Southern Chester County, Pennsylvania, as well as points immediately south, including Cecil County and Harford County, Maryland, and New Castle County, Delaware. NPB will accomplish the expansion of the community office system through, among other things, the opening of de novo offices or the acquisition of branch deposits or assets from other financial institutions.




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

                           (C) All offices and operations of the Peoples Bank
Division will be branded using the name "Peoples Bank of Oxford, a Division of National Penn Bank", including without limitation all branch signage, statements, communications, business cards, stationary, brochures, web site, marketing materials, promotional items, billing and all other aspects of the Peoples Bank Division.

                           (D) Upon consummation of the Contemplated
Transactions, NPB shall cause NPBank to establish the "Peoples Bank of Oxford Division Board of Directors" (the "Peoples Bank Board"). The Peoples Bank Board shall initially consist of the members of PFI's Board of Directors at the Effective Date and one or two NPB or NPBank representatives selected by NPB. In accordance with NPB corporate governance procedures and guidelines, the Peoples Bank Board will have authority to add additional members from time to time. NPB anticipates that the emphasis of the Peoples Bank Board will be on business development, marketing and expansion of the Peoples Bank Division throughout Southern Chester County, Pennsylvania and points immediately south.

                           (E) PFI's current non-employee directors who become
Peoples Bank Board Members shall receive a $10,000 annual cash retainer. Other persons who may be selected for service on the Peoples Bank Board shall be compensated in accordance with NPB's standard compensation arrangements for divisional board members, which is partially fixed and partially incentive-based compensation. PFI's current non-employee directors who become Peoples Bank Board Members shall have the option of electing to receive such NPB standard compensation. The Peoples Bank Board shall have indemnification and insurance coverage no less favorable than members of the Board of Directors of NPBank.

                           (F) NPB shall operate the Peoples Bank Division, and
maintain the Peoples Bank Board at the foregoing compensation level, for a period of at least two years after the Effective Date, except that this covenant shall expire if and when NPB shall be acquired or otherwise sold, or if agreed to by a majority vote of both the Peoples Bank Board and the NPBank Board of Directors. In the event that the Peoples Bank Board is discontinued for any reason at any time prior to three (3) years after the Effective Date, any remaining compensation due to Peoples Bank Board members for the balance of the three (3) year period shall be accelerated and become immediately due and payable.

                  (v) Indemnification, Insurance.

                           (A) NPB shall indemnify, defend, and hold harmless
the directors, officers, employees and agents of PFI and the PFI Subsidiaries (each, an "Indemnified Party") against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions

(collectively, "Prior Acts") occurring at or prior to the Effective Date (including the Contemplated Transactions) to the fullest extent permitted by Pennsylvania law, including provisions relating to advances of expenses incurred in the defense of any proceeding to the full extent permitted by Pennsylvania law upon receipt of any undertaking required by Pennsylvania law. Without limiting the foregoing, in a case (if any) in which a determination by NPB is required to effectuate any indemnification, NPB shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between NPB and the Indemnified Party.

                           (B) NPB shall, and it shall cause NPBank to, keep in
effect provisions in its articles of incorporation or association and bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted by Pennsylvania law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right to indemnification.

                           (C) NPB shall use its reasonable best efforts (and
PFI shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to:

                                    (1) maintain directors' and officers'
liability insurance ("D&O Insurance") for the Indemnified Parties with respect to matters occurring at or prior to the Effective Date, issued by a carrier assigned a claims-paying ability rating by A.M. Best & Co. of "A (Excellent)" or higher; or

                                    (2) obtain coverage for Prior Acts for the
Indemnified Parties under the directors' and officers' liability insurance policies currently maintained by NPB;

in either case, providing at least the same coverage as the D&O Insurance currently maintained by PFI and containing terms and conditions which are no less favorable to the beneficiaries, for a period of at least six (6) years from the Effective Date; provided, that NPB shall not be obligated to make annual premium payments for such six-year period in respect of the D&O Insurance which exceed, for the portion related to PFI's directors and officers, $69,064 (150% of the annual premium payment, as of December 1, 2003, under PFI's current policy in effect on the date of this Agreement) (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, NPB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                           (D) If any claim is made against present or former
directors, officers or employees of PFI or any PFI Subsidiary who are covered or potentially covered by insurance, neither NPBank nor NPB shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available





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

for that claim until the final disposition thereof.

                           (E) If NPB or any of its successors or assigns shall
consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of NPB shall assume the obligations set forth in this Section 5.07(c)(v).

                           (F) The provisions of this Section 5.07(c)(v) are
intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

                           (G) NPB shall pay all expenses, including reasonable
attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.07(c)(v).

                  (vi) Retention Bonuses. NPB shall cause the retention bonuses described in Section 5.01(d) of this Agreement to be paid in accordance with such Section 5.01(d).

                  (vii) Reorganization. Through the Closing Date, NPB shall not take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

                  (viii) Conduct of NPB's Business. Through the Closing Date, NPB shall use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of NPB and others with whom business relationships exist.


                                   ARTICLE VI
                                   ----------

                                   CONDITIONS
                                   ----------

         6.01 Conditions to PFI's Obligations under this Agreement. The obligations of PFI hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by PFI pursuant to Section 8.03 hereof:

         (a) Corporate Proceedings. All action required to be taken by, or on the part of, NPB and NPBank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by NPB and NPBank, respectively, and PFI shall have received certified copies of the resolutions evidencing such authorizations.

         (b) Covenants; Representations. The obligations of NPB and NPBank required by this Agreement to be performed by NPB or NPBank at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of NPB set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

         (c) Approvals of Regulatory Authorities. Procurement by PFI and NPB of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to PFI or NPB of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

         (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

         (e) Officer's Certificate. NPB shall have delivered to PFI a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a) through (d) of this Section 6.01 have been satisfied.

         (f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by NPB's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

         (g) Tax Opinion. PFI shall have received an opinion of Stevens & Lee, P.C., special counsel to PFI, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than NPB Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of PFI, NPB and others.

         (h) Approval by PFI's Shareholders. This Agreement shall have been approved by the shareholders of PFI by such vote as is required by the BCL and the articles of incorporation and bylaws of PFI.

         (i) Other Documents. PFI shall have received such other certificates, documents or instruments from NPB or its officers or others as PFI shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.

         (j) Nasdaq Listing. The NPB Common Stock, including the NPB Common Stock to be issued in the Merger and pursuant to the Adjusted PFI Options, shall be authorized for quotation on Nasdaq.

         (k) Rights Agreement. No event shall have occurred which shall result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in NPB Common Stock or enable or allow any right or other interest associated with the Rights Agreement to be exercised, distributed or triggered, and no other event shall have occurred under the Rights Agreement which would materially adversely affect any current or future right or interest of any holders of PFI Common Stock.

         (l) Key Management Agreements. Neither NPB nor NPBank shall have violated, or taken any action to renounce or repudiate, the Key Management Agreements.

         6.02 Conditions to NPB's Obligations under this Agreement. The obligations of NPB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by NPB pursuant to Section 8.03 hereof:

         (a) Corporate Proceedings. All action required to be taken by, or on the part of, PFI and Peoples Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by PFI and Peoples Bank, respectively, and NPB shall have received certified copies of the resolutions evidencing such authorizations.

         (b) Covenants; Representations. The obligations of PFI and Peoples Bank required by this Agreement to be performed by PFI and Peoples Bank at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of PFI set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

         (c) Approvals of Regulatory Authorities. Procurement by NPB and PFI of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement (other than conditions or requirements previously disclosed) which would so materially and adversely impact the economic or business benefits to NPB or PFI of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

         (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

         (e) Officer's Certificate. PFI shall have delivered to NPB a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President, to the effect that the conditions set forth in subsections (a) through (d) of this Section 6.02 have been satisfied.

         (f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by NPB's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

         (g) Tax Opinion or Letter. NPB shall have received an opinion of Ellsworth, Carlton, Mixell & Waldman, P.C., special counsel to NPB, or a letter from Grant Thornton LLP, NPB's independent certified public accountants, dated the Closing Date, to the effect that (a) the Merger constitutes a reorganization under Section 368(a) of the IRC, and (b) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than NPB Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel or firm may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of PFI, NPB and others.

         (h) Approval by PFI's Shareholders. This Agreement shall have been approved by the shareholders of PFI by such vote as is required by the BCL and the articles of incorporation and bylaws of PFI.

         (i) Other Documents. NPB shall have received such other certificates, documents or instruments from PFI or its officers or others as NPB shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related securities law compliance.




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

         (j) Phase I Environmental Audit Results. The results of any Phase I environmental audit conducted pursuant to Section 5.07(a)(iii) hereof shall not result in a Material Adverse Effect on PFI; provided, however that (i) any such environmental audit must be initiated within thirty (30) days of the date of this Agreement and (ii) NPB must terminate or irrevocably waive its right to terminate the Agreement for failure of the condition set forth in this Section 6.02(j) within fifteen (15) days of receiving the results of such environmental audit.

         (k) Key Peoples Management. Each Key Peoples Management member shall remain employed by PFI or any Peoples Subsidiary through the Effective Date.



                                   ARTICLE VII
                                   -----------

                                   TERMINATION
                                   -----------

         7.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

         (a) By the mutual written consent of the parties hereto.

         (b) By NPB or PFI:

                  (i) If there shall have been any breach of any representation, warranty or obligation of the other party hereto (subject to the same standards as set forth in Sections 6.01(b) or 6.02(b), as the case may be) and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

                  (ii) If the Closing Date shall not have occurred prior to September 30, 2004 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

                  (iii) If any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run; or

                  (iv) If the PFI Shareholders vote but fail to approve the Merger at the PFI Shareholders Meeting.

         (c) By PFI, no later than 5:00 p.m. prevailing Eastern Time on the Business Day immediately preceding the Closing Date, if both of the following conditions occur as of the close of business on the Determination Date:

                  (i) the NPB Market Value shall be less than $26.57 per share, but not less than $24.24 per share; and

                  (ii) the quotient obtained by dividing the NPB Market Value by $33.21 per share shall be less than (ii) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.10 from the quotient in this clause (ii).

         For purposes of this Section 7.01(c), the following terms have the meanings indicated.

         "Index Group" means the bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. The bank holding companies are as follows: (1) Susquehanna Bancshares, Inc.; (2) Fulton Financial Corporation; (3) Harleysville National Corporation; (4) Univest Corp.; (5) S&T Bancorp; (6) First Commonwealth Financial; (7) Omega Financial Corp.; and (8) Sterling Financial Corporation.

         "Index Price" on a given date means the average of the closing sale prices of the companies comprising the Index Group.

         "Average Index Price" means the average of the Index Prices for the ten
(10) trading days ending on the Determination Date.

         "Starting Date" means the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

         If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 7.01(c).

         (d) By PFI, no later than 5:00 p.m. prevailing Eastern Time on the




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

Business Day immediately preceding the Closing Date, if the NPB Market Value shall be less than $24.24 per share.

         7.02 Effect of Termination. If this Agreement is terminated pursuant to
Section 7.01 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 5.02(c) and 8.01 hereof which shall remain in full force and effect, and there shall be no further liability on the part of NPB or PFI to the other, except for any liability of NPB or PFI under such sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.


                                  ARTICLE VIII
                                  ------------

                                  MISCELLANEOUS
                                  -------------

         8.01  Expenses and Other Fees.

         (a) Except as set forth in Section 8.01(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Contemplated Transactions, including fees and expenses of its own financial consultants, accountants and counsel.

         (b) If PFI fails to complete the Merger after the occurrence of one of the following events, and NPB shall not be in material breach of this Agreement, PFI shall immediately pay NPB a fee of Seven Million Dollars ($7,000,000):

                  (i) a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an Affiliate of NPB:

                           (A) acquires beneficial ownership (within the meaning
of Rule 13d-3 under the Exchange Act) of 25% or more of the then outstanding shares of PFI Common Stock; or

                           (B) enters into an agreement, letter of intent or
memorandum of understanding with PFI pursuant to which such person or group or any affiliate of such person or group would:

                                    (1) merge or consolidate, or enter into any
similar transaction, with PFI;

                                    (2) acquire all or substantially all of the
assets or liabilities of PFI; or

                                    (3) acquire beneficial ownership of





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

securities representing, or the right to acquire beneficial ownership or to vote securities representing, 25% or more of the then outstanding shares of PFI Common Stock; or

                  (ii) PFI authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent or memorandum of understanding described in subsection (b)(i)(B) above; or

                  (iii) the PFI shareholders vote but fail to approve the Merger at the PFI Shareholders Meeting, or the PFI Shareholders Meeting is cancelled, if prior to the shareholder vote or cancellation:

                           (A) the PFI Board of Directors shall have withdrawn
or modified its recommendation that PFI shareholders approve this Agreement;

                           (B) there has been an announcement by a person or
group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an Affiliate of NPB, of an offer or proposal to acquire 10% or more of the PFI Common Stock then outstanding, or to acquire, merge, or consolidate with PFI, or to purchase all or substantially all of PFI's assets; or

                           (C) any one or more directors or officers of PFI or
other persons who have signed a Letter Agreement, acting jointly or severally, and who, individually or in the aggregate, beneficially own one percent (1%) or more of the PFI Common Stock shall have failed to maintain continued ownership of the shares of PFI Common Stock over which he, she or they exercise sole or shared voting power (as identified on his, her or their signed Letter Agreements), as required by such signed Letter Agreements; or

                           (D) any director or officer of PFI or other person
who has signed a Letter Agreement shall have failed to vote at the PFI Shareholders Meeting the shares of PFI Common Stock over which he or she exercises sole or shared voting power (as identified on his or her signed Letter Agreement), as required by such signed Letter Agreement.

..

         8.02 Non-Survival of Representations and Warranties; Disclosure Schedules. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date. Without limiting the foregoing, Sections 1.02(d), 2.07, 2.08, and 5.07(c)(i), (ii), (iii), (iv), (v) and (vi) shall survive the Closing.

         8.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Closing Date, the parties may:

         (a) amend this Agreement;

         (b) extend the time for the performance of any of the obligations or other acts of either party hereto;

         (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

         (d) to the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

         This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         8.04  Entire Agreement.

         (a) This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreement.

         (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities, and provided, further, that the Peoples Bank Board Members may enforce the provisions of Sections 1.02(d), 2.07, 2.08, 5.07(c)(i),
(ii), (iii), (iv), (v) and (vi), and any Indemnified Party may enforce Section 5.07(c)(v).

         8.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

         8.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

         (a) If to NPB or NPBank, to:

                  National Penn Bancshares, Inc.
                  National Penn Bank
                  Philadelphia and Reading Avenues
                  P.O. Box 547
                  Boyertown, Pennsylvania  19512-0547

                  Attention:        Wayne R. Weidner, Chairman and CEO
                                    Glenn E. Moyer, President

                  Telecopy No.:  610-369-6349

                  with a copy to:

                  H. Anderson Ellsworth, Esquire
                  Jay W. Waldman, Esquire
                  Ellsworth, Carlton, Mixell & Waldman, P.C.
                  1105 Berkshire Boulevard
                  Suite 320
                  Wyomissing, Pennsylvania 19610

                  Telecopy No.:  610-371-9510

         (b) If to PFI, to:

                  Peoples First Inc.
                  24 South Third Street
                  P O Box 500
                  Oxford, Pennsylvania 19363

                  Attention:        George C. Mason, Chairman
                                    Hugh J. Garchinsky, President and CEO

                  Telecopy No.:

                  with a copy to:

                  David W. Swartz, Esquire
                  Stevens & Lee, P.C.
                  111 North Sixth Street
                  P.O. Box 679
                  Reading, Pennsylvania 19603-0679

                  Telecopy No.: 610-376-5610




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

         8.07 Disclosure Schedules. Information contained on either the PFI Disclosure Schedule or the NPB Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

         8.08 Tax Disclosure. Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is not effective until the earlier of (i) the date of the public announcement of discussions relating to the Contemplated Transactions, (ii) the date of the public announcement of the Contemplated Transactions, or (iii) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

         8.09 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         8.10 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         8.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         8.12 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, except to the extent the National Bank Act is applicable by its terms.



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

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                      NATIONAL PENN BANCSHARES, INC.


(Corporate Seal)                      By:          /s/ Wayne R. Weidner
                                                   ----------------------------
                                                   Wayne R. Weidner
                                                   Chairman and CEO


                                      Attest:      /s/ Sandra L. Spayd
                                                   ----------------------------
                                                   Sandra L. Spayd
                                                   Secretary


                                               PEOPLES FIRST, INC.


(Corporate Seal)                      By:          /s/ George C. Mason
                                                   ----------------------------
                                                   George C. Mason
                                                   Chairman


                                      By:          /s/ Hugh J. Garchinsky
                                                   ----------------------------
                                                   Hugh J. Garchinsky
                                                   President and CEO


                                      Attest:      /s/ Carl R. Fretz
                                                   ----------------------------
                                                   Carl R. Fretz
                                                   Vice Chairman and
                                                     Secretary



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